                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                       EXCHANGE ACT OF 1934, AS AMENDED.

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                 OncorMed, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                 ONCORMED, INC.

                               205 Perry Parkway
                          Gaithersburg, Maryland 20877

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 24, 1997

     The Annual Meeting of Stockholders of OncorMed, Inc. (the "Company") will be held at the Bethesda Marriott, 5151 Pooks Hill Road, Bethesda, Maryland 20814, telephone number (301) 897-9400 on June 24, 1997, at 9:00 a.m. (eastern standard time) for the following purposes:

          (1) To elect six directors to serve until the next Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified;

          (2) To ratify the selection of Arthur Andersen LLP, independent public accountants, as auditors of the Company for fiscal year ending December 31, 1997; and

          (3) To transact such other business as may properly come before the Annual Meeting.

     Only stockholders of record at the close of business on April 29, 1997 will be entitled to notice of, and to vote at, the Annual Meeting of Stockholders. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting during regular business hours at the corporate headquarters at the address above.

     Whether or not you expect to attend the Annual Meeting, your proxy vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada.

                                          By Order of the Board of Directors

                                          /s/ L. ROBERT JOHNSTON, JR.

                                          L. Robert Johnston, Jr.
                                          Secretary

May 15, 1997

--------------------------------------------------------------------------------

                  IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD
                       BE COMPLETED AND RETURNED PROMPTLY

--------------------------------------------------------------------------------

                                 ONCORMED, INC.

                                PROXY STATEMENT

                                  MAY 15, 1997

     This Proxy Statement is furnished to stockholders of record of OncorMed, Inc. (the "Company") as of April 29, 1997 in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or "Board") for use at the Annual Meeting of Stockholders to be held on June 24, 1997 (the "Annual Meeting").

     Shares cannot be voted at the meeting unless the owner is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with instructions thereon, or if no instructions are given, will be voted "FOR" the election of the named nominees and "FOR" the ratification of Arthur Andersen LLP, independent public accountants, as auditors of the Company for the fiscal year ending December 31, 1997, and will be voted in accordance with the best judgment of the persons appointed as proxies with respect to other matters which properly come before the Annual Meeting. Any person giving a proxy may revoke it by written notice to the Company at any time prior to exercise of the proxy. In addition, although mere attendance at the Annual Meeting will not revoke the proxy, a stockholder who attends the meeting may withdraw his or her proxy and vote in person. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Annual Meeting, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

     The Annual Report of the Company (which does not form a part of the proxy solicitation material), including the Annual Report on Form 10-K with the financial statements of the Company for the fiscal year ended December 31, 1996, is being distributed concurrently herewith to stockholders.

     The mailing address of the principal executive offices of the Company is 205 Perry Parkway, Gaithersburg, Maryland 20877. This Proxy Statement and the accompanying form of proxy are being mailed to the stockholders of the Company on or about May 15, 1997.

                               VOTING SECURITIES

     The Company has only one class of voting securities outstanding, its common stock, par value $0.01 per share (the "Common Stock"). At the Annual Meeting, each stockholder of record at the close of business on April 29, 1997 will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented at the Annual Meeting. On April 29, 1997, 7,814,022 shares of Common Stock were outstanding. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting during regular business hours at the principal executive offices of the Company at the address specified above.

                             ELECTION OF DIRECTORS

     Unless otherwise directed, the persons appointed in the accompanying form of proxy intend to vote at the Annual Meeting for the election of the six nominees named below as directors of the Company to serve until the next Annual Meeting or until their successors are duly elected and have qualified. If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees. The Board of Directors does not currently anticipate that any nominee will be unable to be a candidate for election.

     The Board of Directors currently has six members, all of whom are nominees for re-election.

STOCKHOLDER APPROVAL

     The affirmative vote of a plurality of the Company's outstanding Common Stock represented and voting at the Annual Meeting is required to elect the directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THESE NOMINEES.

INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS

     The Board of Directors currently has six members. The following information with respect to the principal occupation or employment, other affiliations and business experience of each of the six nominees during the last five years has been furnished to the Company by such nominee. Except as indicated, each of the nominees has had the same principal occupation for the last five years.

     John W. Colloton, 66, has been a director of the Company since April 1994. Mr. Colloton currently serves as Vice President for Statewide Health Services for The University of Iowa. Previously, he served as Director of The University of Iowa Hospitals and Clinics from 1971 until 1993. Mr. Colloton serves on the Boards of Directors of Baxter International, Inc., Iowa State Bank & Trust Company and the MidAmerican Energy Company. He is also Chairman of the Board of Blue Cross/Blue Shield of Iowa and South Dakota.

     Douglas Dolginow, M.D., 43, joined the Company as President and Chief Operating Officer in October 1993. Prior to joining the Company, he was Vice President of regional operations for Nichols Institute, a clinical laboratory company, from May 1991 to October 1993. From 1983 to 1991, he served as medical director for multiple clinical laboratories including Highland General Hospital, Oakland, California and Mt. Zion Hospital, San Francisco, California. Since 1984, he has been an active member of the Clinical Faculty at the University of California, San Francisco. He has been a Director of the Company since May 1994.

     John Pappajohn, 68, has been a director of the Company since its inception in July 1993. Since 1969, Mr. Pappajohn has been the sole owner of Pappajohn Capital Resources, a venture capital firm, and President of Equity Dynamics, Inc., a financial consulting firm in Des Moines, Iowa. Mr. Pappajohn serves as a director of the following public companies: CORE, Inc., Drug Screening Systems, Inc., Fuisz Technologies, Inc., PACE Health Systems, Inc., GalaGen, Inc., HealthDesk Inc., Patient InfoSystems, United Systems Technology, Inc. and The Care Group Inc.

     Wayne C. Patterson, 61, has been a director of the Company since November 1996. Since June 1992, he has been the President of Green Mountain Associates, Inc., a consulting firm. From March 1991 to June 1992, Mr. Patterson served as the National Practice Head of the Individual Practice of King Chapman Broussard & Gallagher, a management consulting firm. From 1980 to 1991, Mr. Patterson held various positions at Nichols Institute, a clinical laboratory company, including President/Chief Operating Officer of Nichols Institute Laboratories from 1989 to 1991.

     Timothy J. Triche, M.D., Ph.D., 52, joined the Company as Chief Executive Officer and Chairman of the Board of Directors in May 1994. Dr. Triche has served as Pathologist-in-Chief for The Children's Hospital of Los Angeles in Los Angeles, California, and Professor of Pathology and Pediatrics at, and Vice Chairman of, the University of Southern California School of Medicine, Los Angeles, California, since 1988. Prior to June 1988, he was Chief of the Ultrastructural Laboratory of the Division of Pathology at the National Cancer Institute of the National Institutes of Health in Bethesda, Maryland. He is a director of Health Management Inc. and Oncor, Inc. ("Oncor"), and serves on Oncor's Scientific Advisory Board. He has been a director of the Company since April 1994.

     Stephen Turner, 52, has been a director of the Company since its inception in July 1993. Until May 1994, when Dr. Triche joined the Company, Mr. Turner served as the Company's Chief Executive Officer and Chairman of the Board of Directors. Mr. Turner has also been Chairman of the Board of Directors and Chief Executive Officer of Oncor since 1983. From 1976 to 1983, Mr. Turner was the founder and Chairman of the

Board of Bethesda Research Laboratories, Inc. ("BRL"), now a division of Life Technologies, Inc. BRL is a biotechnology company engaged in the business of molecular biology. Prior to joining BRL, Mr. Turner was employed by Becton, Dickinson and Company, a health care company. Mr. Turner is a director of Drug Screening Systems, Inc.

COMMITTEES OF THE BOARD

     The Audit Committee comprises Messrs. John W. Colloton, John Pappajohn, Wayne C. Patterson and Stephen Turner, and its functions include recommending to the Board of Directors the selection of the Company's auditors and reviewing with such auditors the plan and results of their audit and the adequacy of the Company's systems of internal accounting controls and management information systems. In addition, the Audit Committee reviews the independence of the auditors and their fees for services rendered to the Company.

     The Compensation Committee comprises Messrs. John W. Colloton, John Pappajohn, Wayne C. Patterson and Stephen Turner, and advises the Chief Executive Officer and the Board of Directors on matters of the Company's compensation philosophy and the compensation of executive officers. The Compensation Committee's functions also include reviewing and setting the compensation of the Chief Executive Officer and Directors. The Committee administers all plans relating to the compensation of officers, including the Company's Restated 1993 Stock Option Plan.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

     During 1996, the Board of Directors held five meetings and acted 15 times by unanimous written consent, the Audit Committee met twice and the Compensation Committee met once. During 1996, each director attended all meetings of the Board of Directors except for John W. Colloton who missed one meeting.

COMPLIANCE WITH REPORTING REQUIREMENTS

     Under the securities laws of the United States, the Company's directors, executive (and certain other) officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during 1996. Based solely on its review of such forms received by it from such persons for their 1996 transactions, the Company believes that all filing requirements applicable to such directors, executive (and certain other) officers and greater than ten percent beneficial owners were complied with.

COMPENSATION OF DIRECTORS

     Cash Compensation. Directors do not receive a fee for attending Board or committee meetings, but are reimbursed for expenses incurred in connection with performing their duties as directors of the Company.

     Stock Option Automatic Grant. Pursuant to an automatic grant program contained in the Company's Restated 1993 Stock Option Plan (the "Plan"), each individual who first becomes a non-employee Board member after the effective date of the Plan, whether through election by the Company's stockholders or appointment by the Board, will receive, at the time of such initial election or appointment, an automatic option grant to purchase 50,000 shares of Common Stock. Each option granted under the automatic grant program will have an exercise price equal to 100% of the fair market value of the Common Stock on the automatic grant date and a maximum term of 10 years, subject to earlier termination upon the optionee's cessation of Board service. The grant will become exercisable in three equal annual installments beginning on the date of the grant. None of the nominees for the Board are eligible to receive such automatic grants.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

                               EXECUTIVE OFFICERS

     The executive officers of the Company on March 31, 1997 were the following:

                        NAME                       AGE                   POSITION
    --------------------------------------------   ---    --------------------------------------
    Timothy J. Triche, M.D., Ph.D. .............   52     Chief Executive Officer
    Douglas Dolginow, M.D. .....................   43     President and Chief Operating Officer
    Lee Robert Johnston, Jr. ...................   37     Chief Financial Officer, Secretary,
                                                          Treasurer and Vice President
    Leslie M. Alexandre, Dr.P.H. ...............   39     Vice President, Corporate Affairs

INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     Lee Robert Johnston, Jr. joined the Company as Chief Financial Officer and Vice President in June 1994 and was elected Secretary and Treasurer in August 1994. Prior to joining the Company, he was Assistant Treasurer/Manager of Finance of American Mobile Satellite Corporation, a telecommunications company, from 1992 to June 1994 and Manager of Finance from February 1990 to 1992. Mr. Johnston was an Assistant Vice President of Sovran Bank/Maryland from 1989 to 1990.

     Leslie M. Alexandre, Dr.P.H. joined the Company as Vice President, Corporate Affairs in February 1995. Prior to joining the Company, Dr. Alexandre was Government Affairs Representative, Health Policy for EDS, Inc., an information technology company, from February 1992 to January 1995. From May 1991 to January 1992, she was the Senior Health Legislative Assistant to U.S. Senator David Durenberger and from January 1990 to April 1991, she was Professional Staff on the U.S. Senate Special Committee on Aging. Dr. Alexandre is a director of CORE, Inc.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the annual and long-term compensation paid by the Company during 1994, 1995 and 1996 to the Company's Chief Executive Officer, the three most highly compensated executive officers of the Company and two other individuals who were not serving as executive officers at the end of the last completed fiscal year whose total compensation during 1996 exceeded $100,000 (collectively, the "Named Executive Officers"):

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                        AWARDS
                                                    ANNUAL           ------------
                                               COMPENSATION(1)        SECURITIES
                                             --------------------     UNDERLYING        OTHER
                                              SALARY       BONUS       OPTIONS       COMPENSATION
     NAME AND PRINCIPAL POSITION     YEAR       $           ($)         (#)(2)           ($)
    ------------------------------   ----    --------     -------    ------------    ------------
    Timothy J. Triche, M.D.,
      Ph.D. ......................   1996    $180,000     $50,000            --         $2,870(3)
    Chief Executive Officer          1995     180,000          --            --          2,840(3)
                                     1994     117,000          --       225,000          1,914(3)
    Douglas Dolginow, M.D. .......   1996     200,000      50,000            --          1,173(3)
    President and Chief Operating    1995     200,000      25,000            --          1,267(3)
      Officer                        1994     200,000          --       118,000            854(3)
    Lee Robert Johnston, Jr. .....   1996     131,420      25,000        30,000             --
    Vice President and Chief         1995     110,351          --        10,000             --
      Financial Officer              1994      58,884       5,000        40,000             --
    Nancy E. Wetherbee............   1996     121,976(4)       --            --             --
    Former Vice President, Sales     1995      28,554          --        40,000             --
    and Marketing                    1994          --          --            --             --
    Patricia D. Murphy, Ph.D. ....   1996     112,500(5)       --            --             --
    Former Vice President,           1995     150,000          --         5,000             --
    Director of Laboratory           1994      73,864          --        40,000             --
    Operations
    Leslie M. Alexandre,
      Dr.P.H. ....................   1996      83,434      16,667            --             --
    Vice President, Corporate        1995      73,979          --        60,000             --
    Affairs                          1994          --          --            --             --

---------------

(1) Other annual compensation in the form of perquisites and other personal benefits have been omitted as the aggregate amount of such perquisites and other personal benefits constituted the lesser of $50,000 or 10% of the total annual salary and bonuses for each Named Executive Officer in 1994, 1995 and 1996.

(2) The Company did not grant any stock appreciation rights or make any long-term incentive plan payments to any Named Executive Officers in 1994, 1995 or 1996.

(3) Represents life insurance premiums paid by the Company.

(4) In November 1996, Ms. Wetherbee accepted a new position within the Company in a non-executive officer capacity.

(5) Represents amounts received by Dr. Murphy prior to her leaving the Company in September 1996.

     RESTATED 1993 STOCK OPTION PLAN

     All of the stock option grants to Named Executive Officers in 1996 were made pursuant to the Plan which was originally adopted by the Board of Directors in September 1993 and amended and restated in June 1994. The Plan was approved by the Company's stockholders in July 1994. On October 25, 1995, the Board approved and on November 27, 1995, the stockholders approved an increase in the number of shares authorized for issuance under the Plan from 1,500,000 to an aggregate of 2,250,000 shares of Common Stock.

     The Plan is administered by the Compensation Committee (the "Plan Administrator") and contains two separate option grant programs: (i) a discretionary option grant program (the "Discretionary Program"), under which key employees (including officers and directors) and consultants may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price determined by the Plan Administrator at the time of grant, and (ii) an automatic option grant program (the "Automatic Program"), under which option grants will automatically be made to the non-employee members of the Board upon their election or appointment to purchase shares of Common Stock at an exercise price equal to 100% of the fair market value of the option shares on the grant date. The options granted under the Discretionary Program may be either incentive stock options designed to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory options not intended to satisfy such requirements. All grants under the Automatic Program will be nonstatutory options.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows, with respect to the Named Executive Officers, certain information concerning the grant of stock options in 1996. No stock appreciation rights were granted during 1996.

                                                                                                POTENTIAL
                                                     INDIVIDUAL GRANTS                          REALIZABLE
                                  -------------------------------------------------------    VALUE AT ASSUMED
                                                     PERCENT OF                              ANNUAL RATES OF
                                                       TOTAL                                   STOCK PRICE
                                     NUMBER OF        OPTIONS       INITIAL                  APPRECIATION FOR
                                    SECURITIES       GRANTED TO    EXERCISE                   OPTION TERM(1)
                                    UNDERLYING      EMPLOYEES IN     PRICE     EXPIRATION   ------------------
              NAME                OPTIONS GRANTED   FISCAL YEAR    ($/SHARE)      DATE        5%        10%
--------------------------------  ---------------   ------------   ---------   ----------   -------   --------
Timothy J. Triche, M.D.,
  Ph.D. ........................           --             --             --           --         --         --
Douglas Dolginow, M.D. .........           --             --             --           --         --         --
Lee Robert Johnston, Jr. .......       15,000            7.0%       $  7.50       3/5/06    $70,751   $179,296
                                       15,000            7.0          6.875      6/24/06     64,855    164,355
Nancy E. Wetherbee..............           --             --             --           --         --         --
Patricia D. Murphy, Ph.D. ......           --             --             --           --         --         --
Leslie M. Alexandre, Dr.P.H. ...           --             --             --           --         --         --
                                      -------         ------       ---------   ----------   -------   --------

---------------

(1) The options vest in three equal annual installments.

(2) Potential realizable value is based on the assumption that the price per share of the Common Stock appreciates at the assumed annual rate of stock appreciation for the option term. The assumed 5% and 10% annual rates of appreciation (compounded annually) over the term of the option are set forth in accordance with the rules and regulations adopted by the Securities and Exchange Commission and do not represent the Company's estimate of stock price appreciation.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information with respect to the Named Executive Officers regarding stock option values at December 31, 1996. No stock options were exercised by such persons in 1996. No stock appreciation rights were exercised by any Named Executive Officer during 1996 and no stock appreciation rights were outstanding at December 31, 1996.

                                                           NUMBER OF
                                                     SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                      UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                                       AT FISCAL YEAR END            AT FISCAL YEAR END(1)
                                                  ----------------------------    ----------------------------
                     NAME                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-----------------------------------------------   -----------    -------------    -----------    -------------
Timothy J. Triche, M.D., Ph.D. ................     145,000          80,000        $ 517,500       $ 345,000
Douglas Dolginow, M.D. ........................     243,000               0          940,125               0
Lee Robert Johnston, Jr. ......................      29,999          40,001           48,332          24,168
Nancy E. Wetherbee.............................      13,333          26,667                0               0
Patricia D. Murphy, Ph.D. .....................      18,332          26,668                0               0
Leslie M. Alexandre, Dr.P.H. ..................      45,000          15,000                0               0

---------------

(1) Amounts calculated by subtracting the exercise price of the options from the market value of the underlying Common Stock using the closing bid price on the American Stock Exchange of $4.8125 per share of Common Stock on December 31, 1996.

EMPLOYMENT ARRANGEMENTS

     In the event the employment agreement of Timothy J. Triche, M.D., Ph.D., Chief Executive Officer of the Company, is terminated by the Company other than for cause, he is entitled to receive his salary for nine months from the date of termination.

     In the event the employment agreement of Douglas Dolginow, M.D., President and Chief Operating Officer of the Company, is terminated, he is entitled to receive a severance payment equal to six months' salary. In addition, Dr. Dolginow is eligible to receive his salary for up to an additional six months, payable monthly, in the event he is not gainfully employed at the end of six months following his termination date.

     In the event the employment agreement of Leslie M. Alexandre, Dr.P.H., Vice President, Corporate Affairs of the Company, is terminated by her for cause or by the Company other than for cause, she is entitled to receive her salary and benefits for one year from the date of termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee consists of Messrs. John W. Colloton, John Pappajohn, Wayne C. Patterson and Stephen Turner. Prior to June 1994, Mr. Pappajohn and Mr. Turner performed the duties of the Compensation Committee. Until May 1994, Mr. Turner served as the Company's Chief Executive Officer. In addition, Timothy J. Triche, M.D., Ph.D. served on the Compensation Committee of Oncor. Mr. Turner is the Chief Executive Officer and Chairman of the Board of Directors of Oncor.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors is responsible for establishing the base salary and incentive cash bonus programs for the Company's executive officers and administering certain other compensation programs for such individuals, subject in each instance to review by the full Board. The Compensation Committee also is responsible for the administration of the Company's Restated 1993 Stock Option Plan under which grants may be made to executive officers. Prior to the appointment of the Compensation Committee in June 1994, Mr. Turner and Mr. Pappajohn performed the duties of the Compensation Committee. The Compensation Committee has reviewed and ratified the compensation paid to executive officers in 1996.

     General Compensation Policy. The fundamental policy of the Compensation Committee is to provide the Company's executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a portion of each executive officer's compensation contingent upon the Company's performance as well as upon his own level of performance. Accordingly, the compensation package for each executive officer is comprised of two elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry and (ii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

     Factors. The principal factors which the Compensation Committee considered in ratifying the components of each executive officer's compensation package for 1996 are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors in setting executive compensation for future years.

     - Base Salary. The base salary for each executive officer is determined on the basis of the following factors: experience; personal performance; the salary levels in effect for comparable positions within and without the industry; and internal base salary comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate.

     For purposes of the stock price performance graph which appears later in this proxy statement, the Company has selected a peer group of companies in industries which are similar or related to the Company's industry. Several of the companies included in the peer group index were also among the companies which the Committee and the Committee's predecessors surveyed as part of the peer group for comparative compensation purposes. However, in selecting companies to survey for such compensation purposes, the Compensation Committee and the Committee's predecessors considered many factors including geographic location, growth rate, annual revenue and profitability and market capitalization. The Compensation Committee and the Committee's predecessors also considered companies outside the industry which may compete with the Company in recruiting executive talent. For this reason, the number of companies surveyed for compensation data was substantially less than the number of companies included in the peer group index.

     While it is the general policy of the Company not to award performance-based cash bonuses, from time to time, the Committee has authorized cash bonuses when such bonuses have been deemed to be in the best interest of the Company. The circumstances for such awards vary but have included bonus payments pursuant to the terms of negotiated employment arrangements. The actual bonus paid for the year to each of the Named Executive Officers is indicated in the Bonus column of the Summary Compensation Table.

     - Long-Term Incentive Compensation. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. Each grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share (generally, the market price on the grant date) over a specified period of time (up to 10 years). Each option generally becomes exercisable in installments over a three or four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates over the option term.

     The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term and the individual's personal performance in recent periods. The Compensation Committee also considers the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. There were 30,000 stock options granted to executive officers in 1996.

     CEO Compensation. In setting the compensation payable to the Company's Chief Executive Officer, the Compensation Committee seeks to achieve two objectives: (i) establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent, and (ii) make a significant percentage of the total compensation package contingent upon the Company's performance and stock price appreciation.

     The base salary established for Dr. Triche on the basis of the foregoing criteria was intended to provide a level of stability and certainty each year. Accordingly, this element of compensation was not affected to any significant degree by Company performance factors.

     Compliance with Internal Revenue Code Section 162(m).  As a result of
Section 162(m) of the Internal Revenue Code of 1986, as amended, which was enacted into law in 1993, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The Restated 1993 Stock Option Plan contains certain provisions which are intended to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation.

     The Compensation Committee does not expect that the compensation to be paid to the Company's executive officers for 1997 will exceed the $1 million limit per officer. Accordingly, until final Treasury regulations are issued with respect to the new $1 million limitation, the Company will defer any decision on whether or not to restructure one or more components of the compensation paid to the executive officers so as to qualify those components as performance-based compensation that will not be subject to the $1 million limitation.

                                          The Compensation Committee

                                          Mr. John W. Colloton
                                          Mr. John Pappajohn
                                          Mr. Wayne C. Patterson
                                          Mr. Stephen Turner

                               PERFORMANCE GRAPH

     Set forth below is a graph comparing the annual percentage change in the Company's cumulative total stockholder return on its Common Stock from September 27, 1994 (the date of the Company's initial public offering) to present with the cumulative total return of the Standard & Poor's ("S&P") SmallCap Market and a group of peer issuers in a line of business similar to the Company during the same period.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
            ONCORMED, INC., STANDARD & POORS SMALLCAP AND PEER GROUP
                     (PERFORMANCE RESULTS THROUGH 12/31/96)

     MEASUREMENT PERIOD
   (FISCAL YEAR COVERED)          3/14/94            1994             1995             1996
ONCORMED, INC.                         100.00           133.33           100.00            80.22
STANDARD & POORS SMALLCAP              100.00            97.03           126.11           152.99
PEER GROUP                             100.00            72.86            78.54            69.34

Assumes $100 invested on 9/28/94 in the initial offering price of $6.00 per share in OncorMed, Inc. Common Stock, Standard & Poors SmallCap Index and the Peer Group.
*Cumulative total return assumes reinvestment of dividends.

     The Peer Group consists of Dianon Systems, Inc., Meris Laboratories, Inc., Myriad Genetics, Inc., and PharmChem Labs, Inc.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by the Company under those statutes, the preceding Compensation Committee Report on Executive Compensation and the Company Stock Performance Graph will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by the Company under those statutes.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 1, 1997 by (i) each director and nominee for director, (ii) each of the Named Executive Officers, (iii) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock and (iv) all executive officers and directors as a group.

                                                           NUMBER OF SHARES         PERCENT OF SHARES
        NAME AND ADDRESS OF BENEFICIAL OWNERS            BENEFICIALLY OWNED(2)      OUTSTANDING(1)(2)
------------------------------------------------------   ---------------------      -----------------
Timothy J. Triche, M.D., Ph.D. .......................           195,100(3)                 2.4%
Douglas Dolginow, M.D. ...............................           243,750(4)                 3.0
Lee Robert Johnston, Jr. .............................            48,333(5)                 *
Patricia D. Murphy, Ph.D. ............................            18,332(6)                 *
Nancy E. Wetherbee....................................            13,333(7)                 *
Leslie M. Alexandre, Dr.P.H. .........................            46,000(8)                 *
John W. Colloton......................................            50,000(9)                 *
John Pappajohn........................................           329,667(10)                4.2
Wayne C. Patterson....................................            16,666(11)                *
Stephen Turner........................................           202,500(12)                2.5
Oncor, Inc. ..........................................         2,035,787(13)               25.9
  209 Perry Parkway
  Gaithersburg, MD 20877
Mellon Bank Corporation...............................           989,000                   12.7
  One Mellon Bank Center
  Pittsburgh, PA 15258-0001
Edgewater Private Equity..............................           420,966                    5.4
  666 Grand Avenue
  Suite 200
  Des Moines, IA 50309
All executive officers and directors as a group (8
  persons)............................................         1,132,016(14)               13.1

---------------

  *  Less than one percent

 (1) Percent ownership is based upon 7,814,022 shares of Common Stock issued and outstanding.

 (2) Gives effect to the shares of Common Stock issuable within 60 days after March 1, 1997 upon the exercise of all options and other rights beneficially owned by the indicated stockholder on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares.

 (3) Includes 185,000 shares of Common Stock issuable upon exercise of stock options.

 (4) Includes 243,000 shares of Common Stock issuable upon exercise of stock options.

 (5) Includes 48,333 shares of Common Stock issuable upon exercise of stock options.

 (6) Includes 18,332 shares of Common Stock issuable upon exercise of stock options.

 (7) Includes 13,333 shares of Common Stock issuable upon exercise of stock options.

 (8) Includes 45,000 shares of Common Stock issuable upon exercise of stock options.

 (9) Includes 50,000 shares of Common Stock issuable upon exercise of stock options.

(10) Includes (i) 142,167 shares of Common Stock owned by Mr. Pappajohn, (ii) 50,000 shares of Common Stock owned by Thebes Ltd., a company owned by Mr. Pappajohn's wife, as to which Mr. Pappajohn disclaims beneficial ownership,
     (iii) 50,000 shares of Common Stock owned by Halkis Ltd., as to which Mr. Pappajohn has sole voting and investment power, and (iv) 87,500 shares of Common Stock issuable upon exercise of stock options.

(11) Includes 16,666 shares of Common Stock issuable upon exercise of stock options.

(12) Includes 162,500 shares of Common Stock issuable upon exercise of stock options.

(13) Includes 35,787 shares of Common Stock issuable upon conversion of a convertible note held by a wholly-owned subsidiary of Oncor.

(14) Includes 837,999 shares of Common Stock issuable upon exercise of stock options.

                              CERTAIN TRANSACTIONS

     On July 12, 1993, the Company and Oncor entered into a technology license agreement ("Oncor License") pursuant to which the Company was charged by Oncor a semi-annual fee based on gross revenues, subject to certain minimum payment obligations. In June 1994, the parties agreed to amend and restate the Oncor License. In February, 1997 the Company and Oncor recently agreed to certain changes to the Oncor License. For the year ended December 31, 1996, the Company was charged approximately $200,000 by Oncor under the Oncor License.

     In June 1994, the Company and Oncor converted certain amounts payable to Oncor from the Company aggregating $715,751 into a convertible note (the "Convertible Note"). The Convertible Note has a principal amount of $715,751, bears interest at an annual rate of 7% and is convertible into Common Stock at the option of the holder at a conversion price of $20 per share. Under the terms of the Convertible Note, the Company is obligated to pay interest on a quarterly basis and to pay the entire principal amount at maturity in June 1999. The quarterly interest payments are approximately $12,700. During the fourth quarter of 1994, Oncor assigned the Convertible Note to its wholly-owned subsidiary, Oncor Finance, Inc.

     During the second quarter of 1995, the Company finalized a services agreement with Oncor and Codon Pharmaceuticals, Inc. ("Codon", a 41.6 percent owned affiliate of Oncor), whereby the Company agreed to pay for laboratory supplies and equipment provided by Oncor and Codon (the "Services Agreement"). The Services Agreement also provides that the Company will perform certain experiments for Oncor and Codon at specified rates. During 1996, the company incurred expenses totaling $72,000 and earned revenues of $5,700 under the Services Agreement. In addition, the Company agreed to reimburse Oncor approximately $77,000 for certain consultant expenses.

     On March 5, 1996, the Company granted options to purchase 15,000 shares of Common Stock to Lee Robert Johnston, Jr., Chief Financial Officer, Secretary, Treasurer and Vice President of the Company, with an exercise price of $7.50 per share for no consideration. On June 24, 1996, Mr. Johnston was granted additional options to purchase 15,000 shares of Common Stock, with an exercise price of $6.875 per share for no consideration.

CERTAIN AFFILIATIONS

     Stephen Turner, a director and the former Chief Executive Officer of the Company, serves as the Chairman, Chief Executive Officer and a director of Oncor. Timothy J. Triche, M.D., Ph.D., the current Chairman and Chief Executive Officer and a director of the Company, is a director of Oncor. Pursuant to the Oncor License referred to above, the Company made payments to Oncor exceeding five percent of the Company's gross revenues for the fiscal year ended December 31, 1996.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors appointed Arthur Andersen LLP, independent public accountants and auditors of the Company since the Company's inception, as auditors of the Company to serve for the year ending December 31, 1997, subject to the ratification of such appointment by the stockholders at the Annual Meeting. A representative of Arthur Andersen LLP will attend the Annual Meeting of Stockholders with the opportunity to make a statement if he or she so desires and will also be available to answer inquiries.

STOCKHOLDER APPROVAL

     The affirmative vote of a plurality of the Company's outstanding Common Stock represented and voting at the Annual Meeting is required to ratify the appointment of Arthur Andersen LLP as auditors of the Company to serve for the year ending December 31, 1997.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP.

                             STOCKHOLDER PROPOSALS

     In accordance with regulations issued by the Securities and Exchange Commission, stockholder proposals intended for presentation at the 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than January 2, 1998, if such proposals are to be considered for inclusion in the Company's Proxy Statement.

                                 OTHER MATTERS

     Management knows of no matters that are to be presented for action at the meeting other than those set forth above. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

     Proxies will be solicited by mail and may also be solicited in person or by telephone by some regular employees of the Company. The Company may also consider the engagement of a proxy solicitation firm. Costs of the solicitation will be borne by the Company.

                                  By Order of the Board of Directors

                                  /s/ LEE ROBERT JOHNSTON, JR.

                                  Lee Robert Johnston, Jr.
                                  Secretary

Gaithersburg, Maryland
May 15, 1997

--------------------------------------------------------------------------------
                                (FORM OF PROXY)
                                 ONCORMED, INC.
           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS -- JUNE 24, 1997
       (THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY)

   The undersigned stockholder of OncorMed, Inc. hereby appoints Douglas Dolginow, M.D. and L. Robert Johnston, Jr., and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of OncorMed, Inc. to be held at the Bethesda Marriott, 5151 Pooks Hill Road, Bethesda, Maryland 20814, on June 24, 1997, telephone number (301) 897-9400, at 9:00 A.M. (eastern standard time), or any adjournment thereof.

   1. ELECTION OF DIRECTORS (FOR TERMS AS DESCRIBED IN THE PROXY STATEMENT)

   [ ] FOR all nominees below (except as marked to the contrary)    [ ] WITHHOLD AUTHORITY to vote for all nominees below

   John W. Colloton, Douglas Dolginow, M.D., John Pappajohn, Wayne C. Patterson, Timothy J. Triche, M.D., Ph.D., and Stephen Turner.

   INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee's name in the space provided below.

   --------------------------------------------------------------------------

   2. RATIFICATION OF ACCOUNTANTS

   [ ] FOR                                    [ ] AGAINST                                [ ] ABSTAIN WITH RESPECT TO

   Proposal to ratify the selection of Arthur Andersen LLP, independent public accountants, as auditors of the Company as described in the Proxy Statement.
                           (Continued on other side)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          (Continued from other side)

   3. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING

   UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS NOMINATED BY MANAGEMENT AS DIRECTORS AND FOR PROPOSAL 2.

                   PLEASE MARK, DATE, SIGN AND MAIL PROMPTLY.

                                                                               Dated: ------------------------------ , 1997

                                                                               ---------------------------------------------
                                                                               Signature of Stockholder

                                                                               ---------------------------------------------
                                                                               PLEASE DATE AND SIGN EXACTLY AS YOUR NAME
                                                                               APPEARS ON THE ENVELOPE IN WHICH THIS MATERIAL
                                                                               WAS MAILED. IF SHARES ARE HELD JOINTLY, EACH
                                                                               STOCKHOLDER SHOULD SIGN. EXECUTORS,
                                                                               ADMINISTRATORS, TRUSTEES, ETC. SHOULD USE FULL
                                                                               TITLE AND, IF MORE THAN ONE, ALL SHOULD SIGN.
                                                                               IF THE STOCKHOLDER IS A CORPORATION, PLEASE
                                                                               SIGN FULL CORPORATE NAME BY AN AUTHORIZED
                                                                               OFFICER.

--------------------------------------------------------------------------------